Investor Contact	Media Contact
Linda Ventresca	Michael Herley
AXIS Capital Holdings Limited	Kekst and Company
investorrelations@axiscapital.com	michael-herley@kekst.com
(441) 405-2727	(212) 521-4897

AXIS CAPITAL REPORTS FIRST QUARTER OPERATING INCOME OF $227 MILLION, OR $1.92 PER DILUTED COMMON SHARE, AND RECORD DILUTED BOOK VALUE PER COMMON SHARE OF $44.67

Company reports:

•	first quarter annualized return on average common equity of 22.7%

•	first quarter annualized operating return on average common equity of 17.1%

•	4% growth in diluted book value per common share during the quarter

Pembroke, Bermuda, April 25, 2013 - AXIS Capital Holdings Limited (“AXIS Capital”) (NYSE: AXS) today reported net income available to common shareholders for the first quarter of 2013 of $303 million, or $2.55 per diluted common share, compared with $122 million, or $0.96 per diluted common share, for the first quarter of 2012.

Operating income1 for the first quarter of 2013 was $227 million, or $1.92 per diluted common share, compared with $136 million, or $1.07 per diluted common share, for the first quarter of 2012.

1 Operating income and operating return on average common equity are “non-GAAP financial measures” as defined in Regulation G. A reconciliation of operating income to net income available to common shareholders (the nearest GAAP financial measure) and the calculation of operating return on average common equity are provided in this release, as is a discussion of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

First Quarter Highlights2

•	Gross premiums written increased 15% to $1.7 billion, with growth of 15% in our reinsurance segment and 14% in our insurance segment;

•	Net premiums written increased 15% to $1.6 billion;

•	Net premiums earned increased 3% to $874 million;

•	Combined ratio of 83.0%, compared to 94.8%;

•	Current accident year loss ratio of 56.4%, compared to 65.7%;

•	Net favorable prior year reserve development of $54 million (benefiting the combined ratio by 6.2 points), compared with $45 million (benefiting the combined ratio by 5.4 points);

•	Net investment income decreased 6% to $109 million;

•	Pre-tax total return on cash and investments of 0.7%, compared to 2.1%;

•	Net income available to common shareholders of $303 million and annualized return on average common equity of 22.7%, compared to $122 million and 9.7%;

•	Operating income of $227 million, representing an annualized operating return on average common equity of 17.1%, compared to $136 million and 10.8%;

•	Net cash flows from operations of $221 million, compared to $176 million;

•	Share repurchases in the quarter totaling $131 million; and

•	Diluted book value per common share of $44.67, an increase of 4% during the quarter and 13% over the last 12 months.

2 All comparisons are with the same period of the prior year, unless otherwise stated.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Commenting on the first quarter 2013 financial results, Albert Benchimol, President and CEO of AXIS Capital said "AXIS had a very good first quarter, with solid contributions from both our insurance and reinsurance segments. Overall, gross premiums written were up 15%. Both segments contributed strong and diversified premium growth as well as solid underwriting profits. Our operating ROE for the quarter was 17.1% and we ended the quarter with record diluted book value per share of $44.67, an increase of 4% from year-end 2012 and 13% over the last twelve months.
"We continue to find good risks in an improving marketplace and are very pleased with the progress of our newer initiatives in both insurance and reinsurance. We believe the combination of attractive opportunities and our strong capital position should allow us to both continue on a path of profitable growth and return to our shareholders the bulk of our earnings for this year, in the form of dividends and share repurchases. We remain focused on executing on our plan of diversified growth, lower earnings volatility, and superior economic value creation for the benefit of our shareholders."

Segment Highlights

Insurance Segment

Our insurance segment reported gross premiums written of $597 million in the quarter, up $72 million, or 14%, from the first quarter of 2012. Our accident & health line contributed $29 million of this growth. Our property, professional lines and liability lines of business also contributed to the increase for the quarter. Rate increases, new business opportunities and, to a lesser extent, renewal timing drove the increase for property. Continued expansion in Europe, Canada and Australia drove growth in our professional lines book. Improvements in the U.S. wholesale excess casualty market benefited our liability line again this quarter. Net premiums written were up a similar 14% to $433 million.

Net premiums earned increased 3% to $402 million for the first quarter of 2013. While recent expansion of our accident & health business contributed to growth in earned premiums, this was partially offset by decreases for professional lines (driven by changes in certain reinsurance programs in the second quarter of 2012) and credit and political risk (due to reduced writings in recent years).

Our insurance segment reported underwriting income of $41 million for the quarter, compared to $11 million for the first quarter of 2012. The current quarter’s underwriting result reflected a combined ratio of 89.9%, compared with 97.5% in the prior year quarter. The segment’s current accident year loss ratio decreased from 65.8% in the first quarter of 2012 to 55.5% this quarter, primarily reflective of the absence, to date, of catastrophe and significant weather events in 2013.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Net favorable prior year reserve development was $6 million, or 1.4 points, this quarter compared with $15 million, or 3.9 points, in the first quarter of 2012. The segment's acquisition cost ratio decreased due to a number of factors, including the aforementioned changes in certain reinsurance programs and the recent reduction in the volume of business sourced through managing general agents. General and administrative expenses increased, reflecting the continued build-out of the segment's global platform over the past year.

Reinsurance Segment

Our reinsurance segment reported gross premiums written of $1.1 billion in the quarter, up $149 million, or 15%, from the first quarter of 2012. Growth was evident in nearly all lines of business, with our agriculture initiative contributing $73 million of the increase. The majority of the remaining growth emanated from Europe, where we increased our participation in the U.K. motor market (primarily on a quota share basis) and expanded our catastrophe portfolio; foreign exchange rate movements also contributed significantly to the increase in motor premiums. In the U.S., a number of cedants restructured programs and increased retentions. This, as well as changes in renewal timing, drove a reduction in professional lines gross premiums written this quarter. Growth for our property line of business primarily related to select new business opportunities in the U.S. Net premiums earned increased 4% in the first quarter, primarily attributable to our agriculture expansion.

Our reinsurance segment reported underwriting income of $130 million for the quarter, compared to $52 million for the first quarter of 2012. The segment’s combined ratio decreased from 88.6% in the first quarter of 2012 to 72.5% for the current quarter. This included a reduction in the current accident year loss ratio from 65.6% in the first quarter of 2012 to 57.2% this quarter, with the difference primarily attributable to a the absence, to date, of catastrophe and significant weather events in 2013.

Net favorable prior period reserve development was $49 million, or 10.4 points, this quarter compared with $30 million, or 6.6 points, in the first quarter of 2012.

Adjustments related to loss-sensitive features in reinsurance contracts reduced the segment's acquisition cost ratio in the current quarter; conversely, such adjustments increased the acquisition cost ratio in the first quarter of 2012.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Investments

Net investment income of $109 million for the quarter represented a $22 million sequential increase from the fourth quarter of 2012 and a $7 million year-over-year decrease from the first quarter of 2012.

The increase over the fourth quarter was driven by our alternative investments ("other investments"). The fair value of these investments increased significantly during the current quarter, contributing $43 million of investment income compared $15 million last quarter. Partially offsetting this was a $6 million reduction in income from our fixed maturity portfolio; while the decline was primarily driven by lower reinvestment yields, this was partially offset by an increase in the average investment balance.

Relative to the first quarter of 2012, income from fixed maturities declined by $10 million driven by lower reinvestment yields. Our alternative investments performed well in both quarters, with related income being $3 million higher in the current quarter.

Net realized investment gains were $44 million, compared to $32 million last quarter and $14 million in the first quarter of 2012.

Capitalization / Shareholders’ Equity

Our total capital at March 31, 2013 was $6.9 billion, including $1.0 billion of long-term debt and $0.5 billion of preferred equity, as compared to $6.8 billion at December 31, 2012.

Diluted book value per common share, calculated on a treasury stock basis, increased by $1.70, or 4%, to $44.67 in the current quarter; growth was driven by operating income and, to a lesser extent, valuation improvements for our available-for-sale investment portfolio and share repurchase activity. Over the past twelve months, diluted book value per common share increased by $5.14, or 13%.

During the quarter we repurchased 3.4 million common shares; this included 3 million shares from Trident II, L.P. and affiliated entities, who disposed of their remaining interest in AXIS Capital during the quarter. With an average price of $38.81 per share, the total cost of these repurchases was $131 million. At April 25, 2013, we had $634 million of remaining authorization for common share repurchases through December 31, 2014.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Conference Call

We will host a conference call on Friday, April 26, 2013 at 8:00 AM (Eastern) to discuss the first quarter financial results and related matters. The teleconference can be accessed by dialing (888) 317-6003 (U.S. callers) or (412) 317-6061 (international callers) approximately ten minutes in advance of the call and entering the code 2-7-1-3-0-0-4. A live, listen-only webcast of the call will also be available via the Investor Information section of the Company’s website at www.axiscapital.com. A replay of the teleconference will be available for three weeks by dialing (877) 344-7529 (U.S. callers) or (412) 317-0088 (international callers) and entering the code 1-0-0-2-6-4-9-1. The webcast will be archived in the Investor Information section of our website.

In addition, a financial supplement relating to our financial results for the quarter ended March 31, 2013 is available in the Investor Information section of our website.

AXIS Capital is a Bermuda-based global provider of specialty lines insurance and treaty reinsurance with shareholders’ equity at March 31, 2013 of $5.9 billion and locations in Bermuda, the United States, Europe, Singapore, Canada, Australia and Latin America. Its operating subsidiaries have been assigned a rating of “A+” (“Strong”) by Standard & Poor’s and “A” (“Excellent”) with a positive outlook by A.M. Best. AXIS Capital and AXIS Specialty Finance LLC have been assigned senior unsecured debt ratings of A- (stable) by Standard & Poor’s and Baa1 (stable) by Moody’s Investors Service. For more information about AXIS Capital, visit our website at www.axiscapital.com.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2013 (UNAUDITED) AND DECEMBER 31, 2012

	2013	2012

	(in thousands)
Assets
Investments:
Fixed maturities, available for sale, at fair value	$11,973,364	$11,928,049
Equity securities, available for sale, at fair value	617,436	666,548
Other investments, at fair value	972,364	843,437
Short-term investments, at fair value and amortized cost	98,964	108,860
Total investments	13,662,128	13,546,894
Cash and cash equivalents	799,656	759,817
Restricted cash and cash equivalents	56,559	90,733
Accrued interest receivable	95,877	97,220
Insurance and reinsurance premium balances receivable	2,015,578	1,474,821
Reinsurance recoverable on unpaid and paid losses	1,895,547	1,863,819
Deferred acquisition costs	561,417	389,248
Prepaid reinsurance premiums	300,617	315,676
Receivable for investments sold	12,546	1,254
Goodwill and intangible assets	97,001	97,493
Other assets	214,016	215,369
Total assets	$19,710,942	$18,852,344

Liabilities
Reserve for losses and loss expenses	$9,097,703	$9,058,731
Unearned premiums	3,135,610	2,454,692
Insurance and reinsurance balances payable	208,018	270,739
Senior notes	995,394	995,245
Payable for investments purchased	169,646	64,553
Other liabilities	215,141	228,623
Total liabilities	13,821,512	13,072,583

Shareholders' equity
Preferred shares - Series A, B, and C	502,843	502,843
Common shares	2,168	2,146
Additional paid-in capital	2,199,092	2,179,034
Accumulated other comprehensive income	310,108	362,622
Retained earnings	4,769,764	4,497,789
Treasury shares, at cost	(1,894,545)	(1,764,673)
Total shareholders' equity	5,889,430	5,779,761
Total liabilities and shareholders' equity	$19,710,942	$18,852,344

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

	Three months ended
	2013	2012

	(in thousands, except per share amounts)
Revenues
Net premiums earned	$874,039	$846,362
Net investment income	108,908	116,023
Net realized investment gains	44,478	14,491
Other insurance related income	595	631
Total revenues	1,028,020	977,507

Expenses
Net losses and loss expenses	438,414	510,690
Acquisition costs	145,491	168,397
General and administrative expenses	141,475	123,652
Foreign exchange losses (gains)	(34,882)	20,447
Interest expense and financing costs	15,834	15,636
Total expenses	706,332	838,822

Income before income taxes	321,688	138,685
Income tax expense	10,131	2,848
Net income	311,557	135,837
Preferred shares dividends	8,741	9,219
Loss on repurchase of preferred shares	—	4,621
Net income available to common shareholders	$302,816	$121,997

Per share data
Net income per common share:
Basic net income	$2.59	$0.97
Diluted net income	$2.55	$0.96
Weighted average number of common shares outstanding - basic	117,022	125,782
Weighted average number of common shares outstanding - diluted	118,658	126,668
Cash dividends declared per common share	$0.25	$0.24

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
CONSOLIDATED SEGMENTAL DATA (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

	2013			2012
	Insurance	Reinsurance	Total	Insurance	Reinsurance	Total

	(in thousands)
Gross premiums written	$596,715	$1,149,768	$1,746,483	$524,678	$1,000,490	$1,525,168
Net premiums written	432,681	1,137,759	1,570,440	378,614	988,572	1,367,186
Net premiums earned	401,880	472,159	874,039	390,254	456,108	846,362
Other insurance related income	595	—	595	631	—	631
Net losses and loss expenses	(217,336)	(221,078)	(438,414)	(241,724)	(268,966)	(510,690)
Acquisition costs	(57,261)	(88,230)	(145,491)	(61,155)	(107,242)	(168,397)
Underwriting-related general and
administrative expenses(3)	(86,889)	(33,041)	(119,930)	(77,444)	(27,773)	(105,217)
Underwriting income(3)	$40,989	$129,810	170,799	$10,562	$52,127	$62,689

Corporate expenses			(21,545)			(18,435)
Net investment income			108,908			116,023
Net realized investment gains			44,478			14,491
Foreign exchange (losses) gains			34,882			(20,447)
Interest expense and financing costs			(15,834)			(15,636)
Income before income taxes			$321,688			$138,685

Net loss and loss expense ratio	54.1%	46.8%	50.2%	61.9%	59.0%	60.3%
Acquisition cost ratio	14.2%	18.7%	16.6%	15.7%	23.5%	19.9%
General and administrative
expense ratio	21.6%	7.0%	16.2%	19.9%	6.1%	14.6%
Combined ratio	89.9%	72.5%	83.0%	97.5%	88.6%	94.8%

3Underwriting-related general and administrative expenses and consolidated underwriting income are "non-GAAP financial measures", as defined in SEC Regulation G. Reconciliations of these amounts to the nearest GAAP financial measures (total general and administrative expenses and income before taxes, respectively) are provided in this release, as are discussions of the rationale for the presentation of these items.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

AXIS CAPITAL HOLDINGS LIMITED
NON-GAAP FINANCIAL MEASURE RECONCILIATION (UNAUDITED)
OPERATING INCOME, OPERATING RETURN ON AVERAGE COMMON EQUITY
AND UNDERWRITING-RELATED GENERAL AND ADMINISTRATIVE EXPENSES
FOR THE THREE MONTHS ENDED MARCH 31, 2013 AND 2012

	2013	2012

	(in thousands, except per share amounts)

Net income available to common shareholders	$302,816	$121,997
Net realized investment gains, net of tax(1)	(41,071)	(11,210)
Foreign exchange losses (gains), net of tax(2)	(34,253)	20,326
Loss on repurchase of preferred shares, net of tax(3)	—	4,621
Operating income	$227,492	$135,734

Earnings per common share - diluted	$2.55	$0.96
Net realized investment gains, net of tax	(0.34)	(0.09)
Foreign exchange losses (gains), net of tax	(0.29)	0.16
Loss on repurchase of preferred shares, net of tax	—	0.04
Operating income per common share - diluted	$1.92	$1.07

Weighted average common shares and common share
equivalents - diluted	118,658	126,668

Average common shareholders' equity	$5,331,753	$5,046,629

Annualized return on average common equity	22.7%	9.7%

Annualized operating return on average common equity	17.1%	10.8%

(1)
Tax cost of $3,407 and $3,281 for the three months ended March 31, 2013 and 2012, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the ability to utilize capital losses.

(2)
Tax cost (benefit) of $629 and ($120) for the three months ended March 31, 2013 and 2012, respectively. Tax impact is estimated by applying the statutory rates of applicable jurisdictions, after consideration of other relevant factors including the tax status of specific foreign exchange transactions.

(3)	Tax impact is nil.

In addition to underwriting-related general and administrative expenses, our total general and administrative expenses of $141,475 and $123,652 for the three months ended March 31, 2013 and 2012, respectively, include corporate expenses.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Cautionary Note Regarding Forward-Looking Statements

This release contains forward-looking statements within the meaning of the U.S. federal securities laws. Forward-looking statements contained in this release include our expectations regarding market conditions and information regarding our estimates of losses related to natural disasters. These statements involve risks, uncertainties and assumptions. Actual events or results may differ materially from our expectations. Important factors that could cause actual events or results to be materially different from our expectations include (1) the occurrence and magnitude of natural and man-made disasters, (2) actual claims exceeding our loss reserves, (3) general economic, capital, and credit market conditions, (4) the failure of any of the loss limitation methods we employ, (5) the effects of emerging claims, coverage and regulatory issues, including uncertainty related to coverage definitions, limits, terms and conditions, (6) the failure of our cedants to adequately evaluate risks, (7) inability to obtain additional capital on favorable terms, or at all, (8) the loss of one or more key executives, (9) a decline in our ratings with rating agencies, (10) the loss of business provided to us by our major brokers, (11) changes in accounting policies or practices, (12) the use of industry catastrophe models and changes to these models, (13) changes in governmental regulations, (14) increased competition, (15) changes in the political environment of certain countries in which we operate or underwrite business, (16) fluctuations in interest rates, credit spreads, equity prices and/or currency values, and (17) the other factors set forth in our most recent report on Form 10-K, Form 10-Q and other documents on file with the Securities and Exchange Commission. We undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Non-GAAP Financial Measures

In this release, we present operating income, consolidated underwriting income and underwriting-related general and administrative expenses, which are “non-GAAP financial measures” as defined in Regulation G.

Operating income represents after-tax operational results without consideration of after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on the repurchase of preferred shares. We also present diluted operating earnings per share and operating return on average common equity ("operating ROACE"), which are derived from the non-GAAP operating income measure. Reconciliations of operating income, diluted operating earnings per share and operating ROACE to the nearest GAAP financial measures (based on net income available to common shareholders) are included above.

Consolidated underwriting income is a pre-tax measure of underwriting profitability that takes into account net premiums earned and other insurance related income as revenues and net losses and loss expenses, acquisition costs and underwriting-related general and administrative costs as expenses. Underwriting-related general and administrative expenses include those general and administrative expenses that are incremental and/or directly attributable to our individual underwriting operations. While these measures are presented in the Segment Information footnote to our Consolidated Financial Statements, they are considered non-GAAP financial measures when presented elsewhere on a consolidated basis. A reconciliation of consolidated underwriting income to income before income taxes (the nearest GAAP financial measure) is included in the 'Consolidated Segmental Data' section of this release. Our total general and administrative expenses (the nearest GAAP financial measure to underwriting-related general and administrative expenses) also includes corporate expenses; the two components are separately presented in the 'Consolidated Segmental Data' section of this release.

We present our results of operations in the way we believe will be most meaningful and useful to investors, analysts, rating agencies and others who use our financial information to evaluate our performance. This includes the presentation of “operating income” (in total and on a per share basis), “annualized operating ROACE” (which is based on the “operating income” measure) and "consolidated underwriting income", which incorporates "underwriting-related general and administrative expenses".

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Operating Income

Although the investment of premiums to generate income and realized investment gains (or losses) is an integral part of our operations, the determination to realize investment gains (or losses) is independent of the underwriting process and is heavily influenced by the availability of market opportunities. Furthermore, many users believe that the timing of the realization of investment gains (or losses) is somewhat opportunistic for many companies.

Foreign exchange losses (gains) in our Consolidated Statements of Operations are primarily driven by the impact of foreign exchange rate movements on net insurance-related liabilities. However, this movement is only one element of the overall impact of foreign exchange rate fluctuations on our financial position. In addition, we recognize unrealized foreign exchange losses (gains) on our available-for-sale investments in other comprehensive income and foreign exchange losses (gains) realized upon the sale of these investments in net realized investment gains (losses). These unrealized and realized foreign exchange movements generally offset a large portion of the foreign exchange losses (gains) reported separately in earnings, thereby minimizing the impact of foreign exchange rate movements on total shareholders’ equity. As such, the Statement of Operations foreign exchange losses (gains) in isolation are not a fair representation of the performance of our business.

Losses on repurchase of preferred shares arise from capital transactions and, therefore, are not reflective of underlying business performance.

In this regard, certain users of our financial statements evaluate earnings excluding after-tax net realized investment gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares to understand the profitability of recurring sources of income.

We believe that showing net income available to common shareholders exclusive of net realized gains (losses), foreign exchange losses (gains) and losses on repurchase of preferred shares reflects the underlying fundamentals of our business. In addition, we believe that this presentation enables investors and other users of our financial information to analyze performance in a manner similar to how our management analyzes the underlying business performance. We also believe this measure follows industry practice and, therefore, facilitates comparison of our performance with our peer group. We believe that equity analysts and certain rating agencies that follow us, and the insurance industry as a whole, generally exclude these items from their analyses for the same reasons.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com

Consolidated Underwriting Income/Underwriting-Related General and Administrative Expenses

Corporate expenses include holding company costs necessary to support our worldwide (re)insurance operations and costs associated with operating as a publicly-traded company. As these costs are not incremental and/or directly attributable to our individual underwriting operations, we exclude them from underwriting-related general and administrative expenses and, therefore, consolidated underwriting income. Interest expense and financing costs primarily relate to interest payable on our senior notes and are excluded from consolidated underwriting income for the same reason.

We evaluate our underwriting results separately from the performance of our investment portfolio. As such, we believe it appropriate to exclude net investment income and net realized investment gains (losses) from our underwriting profitability measure.

As noted above, foreign exchange losses (gains) in our Consolidated Statement of Operations primarily relate to our net insurance-related liabilities. However, we manage our investment portfolio in such a way that unrealized and realized foreign exchange rate gains (losses) on our investment portfolio generally offset a large portion of the foreign exchange losses (gains) arising from our underwriting portfolio. As a result, we believe that foreign exchange losses (gains) are not a meaningful contributor to our underwriting performance and, therefore, exclude them from consolidated underwriting income.

We believe that presentation of underwriting-related general and administrative expenses and consolidated underwriting income provides investors with an enhanced understanding of our results of operations, by highlighting the underlying pre-tax profitability of our underwriting activities.

AXIS Capital Holdings Limited 92 Pitts Bay Road Pembroke, Bermuda HM08
Tel. 441.496.2600 Fax 441.405.2600
www.axiscapital.com